Exhibit 99.1

Information in Response to Item 5.02

Executive Officers and Directors

Name	Position

John S. Hendricks Born March 29, 1952	Chairman and a common stock director of Discovery. Mr. Hendricks is the Founder of Discovery and has served as Chairman of Discovery since September 1982. Mr. Hendricks served as Chief Executive Officer of Discovery from September 1982 to June 2004; and Interim Chief Executive Officer of Discovery from December 2006 to January 2007. Mr. Hendricks continues to provide leadership vision for Discovery’s major content initiatives that reinforce and enhance brand and value, have long shelf life, and have global appeal. Mr. Hendricks also chairs Discovery’s Global Content Committee.
David M. Zaslav Born January 15, 1960	President, Chief Executive Officer and a common stock director of Discovery. Mr. Zaslav has served as President and Chief Executive Officer of Discovery since January 2007. Mr. Zaslav served as President, Cable & Domestic Television and New Media Distribution of NBC Universal, Inc., a media and entertainment company (NBC), from May 2006 to December 2006. Mr. Zaslav served as Executive Vice President of NBC, and President of NBC Cable, a division of NBC, from October 1999 to May 2006. Mr. Zaslav is a director of TiVo Inc.
Mark G. Hollinger Born August 26, 1959	Chief Operating Officer and Senior Executive Vice President, Corporate Operations, of Discovery. Mr. Hollinger has served as Chief Operating Officer of Discovery since January 2008; and as Senior Executive Vice President, Corporate Operations of Discovery since January 2003. Mr. Hollinger served as General Counsel of Discovery from 1991 to January 2008, and as President, Global Businesses and Operations of Discovery from February 2007 to January 2008.
Bradley E. Singer. Born July 11, 1966	Senior Executive Vice President, Chief Financial Officer of Discovery. Mr. Singer has served as Senior Executive Vice President, Chief Financial Officer of Discovery since July 2008. Mr. Singer served as Chief Financial Officer and Treasurer of American Tower Corporation from December 2001 to June 2008. Mr. Singer served as Executive Vice President, Finance of American Tower from July 2001 to December 2001, Vice President and General Manager of the Southeast Region from November 2000 to July 2001 and as Executive Vice President, Strategy, of American Tower from September 2000 until July 2001.
Joseph A. LaSala, Jr. Born November 5, 1954	Senior Executive Vice President, General Counsel and Secretary of Discovery. Mr. LaSala has served as Senior Executive Vice President, General Counsel and Secretary of Discovery since January 2008. Mr. LaSala served as Senior Vice President, General Counsel and Secretary for Novell, Inc., a provider of enterprise software and related services, from January 2003 to January 2008.

Name	Position

Adria Alpert Romm Born March 2, 1955	Senior Executive Vice President, Human Resources of Discovery. Ms. Romm has served as Senior Executive Vice President, Human Resources of Discovery since March 2007. Ms. Romm served as Senior Vice President of Human Resources of NBC from 2004 to 2007. Prior to 2004, Ms. Romm served as a Vice President in Human Resources for the NBC TV network and NBC staff functions.
Bruce L. Campbell Born November 26, 1967	President, Digital Media & Corporate Development of Discovery. Mr. Campbell has served as President, Digital Media & Corporate Development of Discovery since March 2007. Mr. Campbell served as Executive Vice President, Business Development of NBC from December 2005 to March 2007, and Senior Vice President, Business Development of NBC from January 2003 to November 2005.
Thomas Colan Born July 21, 1955	Executive Vice President, Chief Accounting Officer. Mr. Colan has served as Executive Vice President, Chief Accounting Officer of Discovery since March 2008. Mr. Colan served as Senior Vice President - Controller and Treasurer at America Online/Time Warner from September 2001 to March 2008.
John C. Malone Born March 7, 1941	A common stock director of Discovery. Mr. Malone has served as Chief Executive Officer and Chairman of the Board of DHC since March 2005, and a director of DHC since May 2005. Mr. Malone has served as Chairman of the Board and a director of Liberty since 1990. Mr. Malone served as Chairman of the Board of Tele-Communications, Inc. (TCI) from November 1996 to March 1999; and Chief Executive Officer of TCI from January 1994 to March 1999. Mr. Malone is Chairman of the Board of Liberty Global, Inc. (Liberty Global) and The DirecTV Group, Inc.; and a director of IAC/InterActiveCorp and Expedia, Inc.
Robert R. Bennett Born April 19, 1958	A common stock director of Discovery. Mr. Bennett has served as President of DHC since March 2005, and a director of DHC since May 2005. Mr. Bennett served as President of Liberty from April 1997 to February 2006 and as Chief Executive Officer of Liberty from April 1997 to August 2005. Mr. Bennett held various executive positions with Liberty since its inception in 1990. Mr. Bennett is a director of Liberty and Sprint Nextel Corporation.
Paul A. Gould Born September 27, 1945	A common stock director of Discovery. Mr. Gould has served as a director of DHC since May 2005. Mr. Gould has served as a Managing Director and Executive Vice President of Allen & Company Incorporated, an investment banking services company, for more than the last five years. Mr. Gould is a director of Liberty, Ampco-Pittsburgh Corporation and Liberty Global.
M. LaVoy Robison Born September 6, 1935	A common stock director of Discovery. Mr. Robison has served as a director of DHC since May 2005. Mr. Robison has been executive director and a board member of The Anschutz Foundation (a private foundation) since January 1998. Mr. Robison is a director of Liberty.
J. David Wargo Born October 1, 1953	A common stock director of Discovery. Mr. Wargo has served as a director of DHC since May 2005. Mr. Wargo has served as President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993. Mr. Wargo is a director of Strayer Education, Inc. and Liberty Global.
Robert R. Beck Born July 2, 1940	A common stock director of Discovery. Since 2001, Mr. Beck has served as an independent consultant, advising on complex financial and business matters. Prior to 2001, Mr. Beck served as a Managing Director of Putnam Investments.

Name	Position

Robert J. Miron Born July 7, 1937	A preferred stock director of Discovery. Mr. Robert Miron has served as Chairman of Advance/Newhouse Communications and Bright House Networks, LLC (Bright House) since July 2002; as Chief Executive Officer of Advance/Newhouse Communications and Bright House from July 2002 to May 2008; and as President of Advance/Newhouse Communications and Bright House from April 1995 to July 2002. Mr. Robert Miron served as President of Newhouse Broadcasting Corporation from October 1986 to April 1995.
Steven A. Miron. Born April 24, 1966	A preferred stock director of Discovery. Mr. Steve Miron was appointed as Chief Executive Officer of Advance Newhouse Communications and Bright House in May 2008. Mr. Steven Miron served as President of Advance Newhouse Communications and Bright House from July 2002 to May 2008.

Lawrence S. Kramer.. Born April 24, 1950	A preferred stock director of Discovery. Mr. Kramer has served as senior advisor at Polaris Venture Partners, a national venture capital firm since July 2007. From January 2005 to mid 2006, Mr. Kramer served as first president of CBS Digital Media, a division of CBS Television Network (CBS). After that, Mr. Kramer held a consulting role at CBS until April 2008. Prior to joining CBS, Mr. Kramer was Chairman and CEO of Marketwatch, Inc., a financial news business. Mr. Kramer is a director of Answers Corporation and Xinhua Finance Media Ltd.

The executive officers named above will serve in such capacities until the annual meeting of Discovery’s board of directors following completion of the Transaction, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office.

Except for Steven A. Miron being the son of Robert J. Miron, there is no family relationship among any of Discovery’s executive officers or directors, by blood, marriage or adoption.

During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Executive Compensation Arrangements

John Hendricks

Employment Arrangements with Discovery.  John Hendricks, the founder and Chairman of Discovery, does not have a formal employment agreement with Discovery. Pursuant to resolutions adopted by Discovery’s stockholders in 2004, Mr. Hendricks is paid an annual salary of $1 million and his bonus opportunity is 60% of annual salary. As described in “Compensation Discussion and Analysis — Elements of Compensation — Bonus,” Mr. Hendricks’ actual bonus varies from year-to-year.

In 2004, Mr. Hendricks and the stockholders of Discovery’s predecessor (DCI) entered into an agreement, which is reflected in a letter agreement between DCI’s compensation committee and Mr. Hendricks (the 2004 Agreement). The 2004 Agreement includes special rules for Mr. Hendricks’ DAP units and the conditions under which he continues to serve as Chairman of Discovery, each as described below.

Mr. Hendricks’ DAP units replaced units that had been granted under the then-Discovery Communications, Inc. Executive Incentive Plan (EIP). Discovery established the DAP in 2005 following the DHC spin-off. In the 2004 Agreement, the parties agreed to additional terms governing Mr. Hendricks’ EIP units, which, to the extent relevant, continue to govern Mr. Hendricks’ DAP units that were issued to replace the EIP units, and any replenishment DAP units issued with respect thereto. Specifically, the parties agreed that Mr. Hendricks’ EIP units that have not yet vested may be rescinded, and any vested EIP units may be subject to a forced cash out (and paid to Mr. Hendricks) to prevent further appreciation, but only by either (i) the unanimous action of DCI’s stockholders if the company has not gone public, or (ii) the vote of two-thirds of the DCI board of directors, including the votes of any board members representing the current DCI stockholders, in the event that the company has gone public.

In addition, under the 2004 Agreement, the earned value of any vested EIP units that have not already been subject to rescission or forced cash out may not be rescinded by DCI or forfeited by Mr. Hendricks except (i) as provided under the EIP in the event of his voluntary departure and subsequent work for a competitor, or (ii) in the event of his conviction for any act of fraud or any other felony in connection with DCI, in which case the value of any vested EIP units may be subject to partial or complete forfeiture upon the unanimous action of DCI’s stockholders. Under the provisions of the DAP that now apply to Mr. Hendricks’ previous EIP units, in the event of Mr. Hendricks’ voluntary departure and subsequent work for a competitor, Mr. Hendricks would receive 75% of the value of his vested DAP units. Under the DAP, a participant, including Mr. Hendricks, who voluntarily terminates employment ordinarily receives 100% of the value of his vested DAP units if he signs a release that includes a covenant not to compete.

Pursuant to the 2004 Agreement, the DCI stockholders and Mr. Hendricks agreed that he would remain in the position of Chairman of the Board of DCI. The 2004 Agreement confirms the agreement between Mr. Hendricks and the DCI stockholders that Mr. Hendricks may be removed from the position of Chairman of DCI at any time for any reason, but only by unanimous action of the DCI stockholders if the company has not gone public, or the vote of two-thirds of the DCI board of directors, including the votes of any board members representing any of the current DCI stockholders, in the event that the company has gone public.

In connection with the Transaction, the member representatives and Mr. Hendricks determined to revise the foregoing arrangements. The revisions to the DAP arrangements are described below under the heading “— Equity

Stake Transition Term Sheet,” and the revisions to his employment arrangement are described below under the heading “— Employment Letter.”

Equity Stake Transition Term Sheet.  On July 29, 2008, the member representatives and Mr. Hendricks reached an agreement in principle with respect to the treatment of Mr. Hendricks’ DAP awards following the closing of the Transaction, the principal terms of which are reflected in a term sheet (the Hendricks Term Sheet) executed by Mr. Hendricks and the member representatives. Definitive agreements are expected to be entered into following the closing of the Transaction.

As discussed in the Hendricks Term Sheet, Mr. Hendricks’ original equity holding in Discovery (i.e., his founder’s equity) was replaced over the years with phantom equity and appreciation units, which were deemed to be more appropriate for a private company with no public market value. Today, his phantom equity takes the form of DAP awards with respect to 6,653,300 units. Mr. Hendricks and the member representatives determined that it would be appropriate following the closing of the Transaction to convert Mr. Hendricks’ DAP units into stock options under the 2005 incentive plan (as assumed by Discovery), thereby replicating his founder’s equity in connection with the creation of the new public company. It should be noted that the treatment of Mr. Hendricks’ DAP units described below was a separately negotiated transaction and does not affect, in any way, the treatment of the outstanding DAP awards generally. As discussed under “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program — Adjustments to DAP Awards,” no determinations have yet been made with respect to the post-closing treatment of the DAP awards generally (other than the closing-related adjustments described therein).

Under the Hendricks Term Sheet, upon the vesting of Mr. Hendricks’ existing tranches of DAP units, vested DAP units will be paid in cash and replaced with grants of nonqualified stock options to acquire shares of Discovery Series A common stock under the 2005 incentive plan (as assumed by Discovery) on a one-for-one basis. Based on the scheduled vesting dates for Mr. Hendricks’ DAP awards, the Hendricks Term Sheet provides that he will receive the following option grants:

•	In 2008, 4,779,467 DAP units vest and will be replaced with stock options relating to an equivalent number of shares of Discovery Series A common stock with a term of 10 years.

•	In 2009, 1,042,171 DAP units vest and will be replaced with stock options relating to an equivalent number of shares of Discovery Series A common stock with a term of 9 years.

•	In 2010, 415,831 DAP units vest and will be replaced with stock options relating to an equivalent number of shares of Discovery Series A common stock with a term of 8 years.

•	In 2011, 415,831 DAP units vest and will be replaced with stock options relating to an equivalent number of shares of Discovery Series A common stock with a term of 7 years.

The foregoing options (collectively, the Founder Options) will vest ratably over four years and will expire in 2018. The Founder Options described above are based on the number of DAP units currently held by Mr. Hendricks. The actual number of shares subject to the Founder Options will be equal to the number of DAP units held by Mr. Hendricks following the adjustment of his outstanding DAP awards in connection with the closing of the Transaction. For a description of these adjustments, see “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program — Adjustments to DAP Awards.”

With respect to the 2008 grant of Founder Options only:

•	if Discovery becomes a reporting company before Mr. Hendricks’ DAP units vest on October 1, 2008 (the date on which his DAP units vest in 2008), (i) the ending unit value under the DAP with respect to those units will be based solely on the average closing price of Discovery’s common stock without regard to the 10% premium currently applied in calculating ending unit values under the DAP, and (ii) the 2008 grant of Founder Options will be made on October 1, 2008 with an exercise price equal to the fair market value of the Discovery common stock on that date; and

•	if Discovery becomes a reporting company after Mr. Hendricks’ DAP units vest on October 1, 2008, Mr. Hendricks will receive his 2008 grant of Founder Options, within 10 days of Discovery becoming a reporting company, with an exercise price equal to the higher of the fair market value of the DHC Series A common stock on October 1, 2008 and the fair market value of the Discovery common stock on the grant date. If the fair market value of the Discovery common stock at the grant date is greater than the fair market value of the DHC Series A common stock on October 1, 2008, Mr. Hendricks is entitled to receive a cash payment equal to the difference between the two fair market values multiplied by the number of shares subject to the grant (as may be adjusted as a result of the Transaction), which amount shall be paid in equal installments on each subsequent DAP vesting date.

The Founder Options cover all equity awards to be made to Mr. Hendricks through 2018 (other than any future grants which may be made in the discretion of the New Discovery compensation committee). Mr. Hendricks will have no right to a reload of additional grants upon vesting or exercise of any Founder Options.

If Mr. Hendricks’ employment is terminated for “cause” (as defined in the Hendricks Term Sheet), the Founder Options will be forfeited. If Mr. Hendricks’ employment is terminated (1) as result of death, “disability” or “retirement” (in each case, as defined in the Hendricks Term Sheet) or (2) by Discovery other than for “cause,” the Founder Options will vest immediately and remain exercisable for their original term. If Mr. Hendricks voluntarily terminates his employment (other than as described in the previous two sentences), any Founder Options not vested on the date of termination will be forfeited, and the vested Founder Options will remain exercisable for one year following the termination (but not beyond their original term). The right of Mr. Hendricks to exercise the Founder Options during any period of time following termination of employment pursuant to items (1) and (2) above is conditioned upon him signing a general liability release and abiding by a non-compete. If such release is not signed or if the non-compete is breached, no Founder Options may be exercised after the date of termination and any gains from the post-termination exercise of Founder Options may be clawed-back by Discovery.

As defined in the Hendricks Term Sheet:

•	“cause” means (i) willful malfeasance in connection with his services to the company (and its successors), including embezzlement, or misappropriation of funds, property or corporate opportunity; (ii) committing any act or becoming involved in any situation or occurrence involving moral turpitude, which is materially damaging to the business or reputation of the company (or its successors); or (iii) conviction of, or plea of guilty or nolo contendere to, or failure to defend against the prosecution for, a felony or a crime involving moral turpitude;

•	“disability” means the inability to perform substantially all of his duties to the company in the normal and regular manner due to mental or physical illness or injury for one hundred fifty (150) days or more during the twelve (12) consecutive months then ending; and

•	“retirement” means the voluntary termination of employment after attainment of age 65.

All awards under the 2005 incentive plan (as assumed by Discovery), including the Founder Options, must be approved by the compensation committee of the Discovery board. Accordingly, the definitive agreements relating to the Hendricks Term Sheet will become effective upon their approval by the Discovery compensation committee at its first meeting following the completion of the Transaction.

Employment Letter.  On July 30, 2008, Mr. Hendricks entered into a letter agreement with the member representatives (the Hendricks Letter) governing his employment with Discovery following the Transaction. Under the Hendricks Letter, Mr. Hendricks will be employed as a senior executive of Discovery, with the title of Founder, for 10 years beginning upon the completion of the Transaction. Mr. Hendricks will report directly to the board of Discovery, and his employment may only be terminated by the Discovery board upon the affirmative vote of a majority of the members of the Discovery board (excluding Mr. Hendricks). Mr. Hendricks will be entitled to an annual salary of $1 million and will be eligible to receive an annual incentive-based compensation award with a target of 60% of his salary (subject to adjustment by the New Discovery board). The actual amount paid to Mr. Hendricks for any incentive-based compensation award will be determined in the sole discretion of the Discovery compensation committee. Mr. Hendricks will also be entitled to participate in the employee benefits arrangements that Discovery makes generally available to its senior management.

The Hendricks Letter provides that the member representatives currently contemplate that Mr. Hendricks will serve as Chairman of the Board of Discovery, but his election to (and removal from) that position will be subject to the affirmative vote of a majority of the members of the Discovery board (and is further subject to Advance/Newhouse’s special voting rights). During Mr. Hendricks’ employment with Discovery, he will not be entitled to receive any additional compensation for serving on the Discovery board.

Effective upon completion of the Transaction, the Hendricks Term Sheet and the Hendricks Letter will supersede all prior employment arrangements between Mr. Hendricks and Discovery (including the 2004 agreement and the board resolutions described above).

Zaslav Employment Agreement

Discovery has entered into an employment agreement with David Zaslav, its President and Chief Executive Officer, for an original term of five years commencing on January 2, 2007, with automatic one year extensions (subject to termination by either party prior to the commencement of an extension period). Pursuant to this agreement, Mr. Zaslav is entitled to receive a base salary of $2 million per annum and an annual bonus. During the first year of employment, Mr. Zaslav was entitled to receive and did receive a guaranteed bonus of $3 million. During each of the remaining four years of the original term of the agreement, Mr. Zaslav will be entitled to receive a guaranteed annual bonus, equal to $2 million for the second year of employment, $1.5 million for the third year of employment, and $1 million for each of the fourth and fifth years of employment. There is no guaranteed bonus amount for any extension period. After the first year of employment, Mr. Zaslav may earn a performance-based bonus in excess of the guaranteed bonus amount applicable to a particular year. The amount of the performance-based bonus will depend on the achievement of qualitative and quantitative performance criteria. The compensation committee of the Discovery board will determine the quantitative and qualitative performance criteria for Mr. Zaslav’s annual bonuses going forward. Mr. Zaslav also received a signing bonus of $2.5 million pursuant to the agreement. Mr. Zaslav receives 4 weeks of vacation under his agreement.

Pursuant to the employment agreement, Discovery was required to reimburse Mr. Zaslav for reasonable expenses incurred in relocating his principal residence, including temporary housing, closing and realtor costs and packing and transport expenses, subject to a maximum reimbursement of $250,000. In addition, during 2007 and a portion of 2008, Mr. Zaslav is entitled to limited personal use of aircraft under Discovery’s NetJets agreement for commuting between his residence and Discovery’s offices. Under the agreement, to the extent any expense associated with Mr. Zaslav’s use of the aircraft is not deductible by Discovery, he will reimburse Discovery for the loss of any tax benefit or, at his election, pay for the use of such aircraft in a manner such that no portion of the expense is nondeductible.

Mr. Zaslav is also entitled to other perquisites, such as a monthly car allowance and certain mobile technology, as well as the ability to participate in all employee benefit plans available to Discovery’s senior executive group.

On his start date, Mr. Zaslav received a DAP award with respect to 4 million units pursuant to the terms of his agreement. The terms of this award are substantially similar to the standard terms of the DAP awards described in “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above, except as to the noted difference in pricing, the accelerated vesting described below and Mr. Zaslav’s right to receive replenishment grants on each maturity date of his original award. If Mr. Zaslav is terminated without “cause” or he terminates his employment for “good reason” (in each case, as defined in the agreement), his DAP awards all accelerate with the amount to be paid and the timing of such payment to be based on his termination date. If, however, any such termination occurs prior to the fifth anniversary of his start date, 1/2 of his vested DAP awards will be valued as of the date of termination with the remaining 1/2 being valued as of their respective regular maturity dates or the fifth anniversary of his start date, whichever is earlier, in each case for purposes of determining the amount and timing of the payments to be made to him.

Upon any termination of his employment, Mr. Zaslav is entitled to all accrued and unpaid salary and bonus, accrued and unused vacation days and benefits accrued under Discovery’s welfare and retirement plans. In addition, Mr. Zaslav is entitled to certain severance payments in the event he is terminated without “cause” or by reason of death or disability or he terminates his employment for “good reason” (in each case, as defined in the agreement). The payment of Mr. Zaslav’s severance is conditioned on his execution of a release in favor of Discovery. For more information regarding these severance payments, please see “— Potential Payments Upon Termination or Change-in-Control” below.

Pursuant to Mr. Zaslav’s employment agreement, he is subject to customary restrictive covenants, including those relating to non-solicitation, non-interference, non-competition and confidentiality, during the term of his employment with Discovery and for a period thereafter.

Discovery’s members and Mr. Zaslav currently are discussing possible revisions to Mr. Zaslav’s employment agreement. The revisions will be described once they are finalized.

Campbell Employment Agreement

Discovery entered into an employment agreement with Bruce L. Campbell, its President, Digital Media & Corporate Development, on March 13, 2007. This agreement was amended and restated on April 2, 2008 to comply with the requirements of Section 409A of the Code. The term of employment is for four years beginning on March 19, 2007 and ending March 18, 2011, with automatic one-year extensions (subject to termination by either party prior to the commencement of an extension period). Pursuant to this employment agreement, Mr. Campbell’s base salary is $800,000 per annum, with minimum yearly increases of no less than $50,000. Mr. Campbell is also eligible to receive an annual performance bonus under the ICP with his target bonus equal to 75% of his then-base salary, with a minimum bonus payment for fiscal year 2007 equal to 75% of his prorated 2007 base salary.

Under his employment agreement, Mr. Campbell received a DAP award on March 19, 2007 consisting of 700,000 units. The terms of this award are substantially similar to the standard terms of the DAP awards described in “Compensation Discussion and Analysis — Elements of Compensation — Discovery Appreciation Program” above, except if Mr. Campbell voluntarily terminates his employment other than for “good reason” (as defined therein), he would forfeit all rights under his DAP awards. Mr. Campbell is also entitled to all benefits available to similarly situated executives of Discovery and is subject to customary covenants as to confidentiality and non-competition.

Under Mr. Campbell’s employment agreement, he is entitled to severance if Discovery terminates his employment other than for “cause” or if he terminates for “good reason” (in each case, as defined therein). The payment of Mr. Campbell’s severance is conditioned on his execution of a release in favor of Discovery. In the event Discovery provides notice to Mr. Campbell that it will not extend his employment for any applicable period, Mr. Campbell is entitled to a non-renewal payment. For more information regarding these payments, please see “Potential Payments Upon Termination or Change-in-Control” below.

Singer Employment Agreement

Discovery entered into an employment agreement with Brad Singer, its Senior Executive Vice President, Chief Financial Officer, for an original term of three years commencing on July 15, 2008, with one automatic three year extension (subject to termination by either party prior to the commencement of an extension period). Pursuant to the agreement, Mr. Singer will receive a sign-on bonus of $35,000. The agreement provides Mr. Singer a base salary of $750,000 per annum, subject to annual increases in accordance with Discovery’s standard practices and procedures. Mr. Singer is also eligible to receive an annual performance bonus with a payment target of 75% of his base salary. For fiscal year 2008 only, Mr. Singer is entitled to receive a guaranteed bonus of $470,000 and is eligible for an additional discretionary bonus in the sole discretion of the CEO and the compensation committee of the Discovery board based on individual performance and the success of Discovery’s transition to a public company.

Pursuant to the agreement, Discovery is required to reimburse Mr. Singer for reasonable expenses incurred in relocating his principal residence in accordance with Discovery’s relocation policies, provided that the maximum reimbursement afforded under Discovery’s relocation policy is increased to $1,750,000 (including financial loss protection on sale of his then current residence and tax gross ups). Reimbursement for relocation expenses is subject to continued employment and may be required to be repaid on a resignation without “good reason” or a termination for “cause” (in each case, as defined in the agreement) within 18 months of employment commencement.

Mr. Singer’s agreement provides that he will be recommended for stock option awards with respect to Discovery to be made if Discovery becomes a public company within 18 months following his employment commencement. The awards will consist of a sign-on award valued at $3 million under the assumptions below and an additional award valued at $1.6 million on the same assumptions. For purposes of determining the shares subject to the awards, the values stated above will be divided by the Black-Scholes value of DHC’s common stock as of his commencement date (using Discovery’s standard Black-Scholes assumptions for compensatory purposes). The options will be priced at the higher of the DHC price on employment commencement and the price of Discovery stock on option grant. If Discovery’s stock price is higher, resulting in an upward price adjustment, Mr. Singer will be entitled to a cash payment of the difference, payable 75% on the third anniversary of employment commencement and 25% on the fourth anniversary, assuming continued employment at those dates (or, for the sign-on option, a prior termination without cause or resignation for good reason). The number of shares covered by the options and/or the price may be adjusted as appropriate to reflect the use of Discovery stock rather than the stock of DHC. The options will vest at a rate of no less than 25% per year, beginning July 15, 2009. The sign-on option will include full vesting if Mr. Singer is terminated without “cause” or he terminates his employment for “good reason” or the original term is not extended. The agreement also provides that he may be recommended for additional option grants. If Discovery does not become a reporting company within 18 months, Discovery, in lieu of the foregoing, will provide him with an equity interest in Discovery with a value of

$4.6 million, adjusted to reflect changes in value since employment commencement, in a form determined by Discovery’s board and reasonably acceptable to Mr. Singer.

Mr. Singer is also entitled to participate in employee benefit plans available to executives at his level at the company and is subject to customary covenants as to confidentiality and non-competition.

In the event that Mr. Singer is terminated without “cause” (including by contract non-extension) or he terminates his employment for “good reason,” he is entitled to payment of his base salary for the remainder of his employment term, but not less than 12 months’ base salary, pro-rated bonus and vesting of the sign-on option (as described above). These payments are conditioned on his execution of a release in favor of Discovery. Mr. Singer also is entitled to payment on death or disability as provided in the agreement.

Compensation of Directors

In accordance with existing practice of DHC, it is expected that directors of Discovery who are also employees of Discovery will receive no additional compensation for their services as directors. Each non-employee director of New Discovery will receive compensation for services as a director of Discovery and, if applicable, for services as a member of any board committee, as will be determined by Discovery’s board of directors.

It is expected that in connection with the Transaction, the Discovery Holding Company 2005 Nonemployee Director Incentive Plan will be assumed by Discovery. Under this plan (as so assumed), it is expected that New Discovery will provide equity incentive awards, including stock options, restricted shares, stock appreciation rights and performance awards, to its nonemployee directors following the closing of the Transaction. The plan is designed to provide awards in those circumstances in which either (i) the award would help better align the interests of a recipient with those of the stockholders and help motivate the recipient to increase the value of the company for the stockholders or (ii) the award would assist the company in attracting non-employees directors.

Certain Relationships and Related Transactions

Michael J. Donohue, the brother-in-law of John Hendricks, has been employed by Discovery since 1983, shortly after the founding of the company by Mr. Hendricks in 1982. In connection with the Transaction, Mr. Hendricks will become the Chairman of the Board and a director of Discovery. Mr. Donohue currently serves as Director of Credit Risk and Analysis in Discovery’s finance department. For 2007, Mr. Donohue received cash compensation of approximately $164,000 (which includes base salary, incentive compensation under the ICP and payments under the DAP). On vesting of his DAP units in 2007, Mr. Donohue received 3,750 additional DAP units. Mr. Donohue participates in Discovery’s employee benefit programs on the same basis as other employees at his level in the company.

Mr. Hendricks is involved in a leadership role with numerous nonprofit organizations, many of which have missions that are aligned with Discovery’s business philosophy. Mr. Hendricks and the John and Maureen Hendricks Charitable Foundation provide significant funding to these organizations and Discovery also has made charitable contributions or payments to these organizations. In 2007, amounts in excess of $120,000 were contributed or paid by Discovery to the following organizations in which Mr. Hendricks serves as a director or in another leadership role as indicated.

•	Discovery Channel Global Education Partnership (DCGEP) (Director and Chairman). Discovery’s cash and in-kind contributions totaled $1,386,641 in 2007. The DCGEP is a nonprofit organization that provides educational media and television services to schools in third-world countries with an emphasis in Africa. Discovery is a founding member and other companies and individuals also make contributions to the DCGEP.

•	Lowell Observatory (Member of non-governing Advisory Council). Lowell Observatory is a nonprofit astronomical research organization. Discovery is the named sponsor of the next-generation Lowell telescope, which is known as The Discovery Channel Telescope. Discovery provided a 10-year grant of

$10 million, $8 million of which has been paid to date ($2 million was paid in 2007) and $2 million of which will be payable in 2008. Discovery has naming rights to the telescope and is a media partner for the telescope, its discoveries and related public educational outreach activities.

•	American Film Institute (AFI) (Member of Board of Governors). Discovery and AFI collaborate on the annual SilverDocs Film Festival, a documentary festival, which AFI and Discovery jointly created. As part of the partnership effort to fund and operate the annual SilverDocs Film Festival, Discovery makes cash payments each year. The cash payments totaled $830,244 in 2007.

Mr. Hendricks’s personal investment business, HIH, previously leased office space from Discovery and received information technology and various other support services from Discovery. In early 2007, HIH moved these activities to other office space located near the Discovery headquarters building. Co-located at the HIH offices are The John and Maureen Hendricks Charitable Foundation. At the new location, Discovery continues to provide various support services to HIH, including administrative, technology and office support services. HIH reimburses Discovery for its incremental costs for these services. In 2007, total costs incurred by Discovery and billed to HIH for these services were $245,411.

Steve Sidel, the son-in-law of Mr. Robert J. Miron and the brother-in-law of Mr. Steven Miron (who will be directors of New Discovery), has been employed by Discovery for approximately 11 years and is currently employed in Discovery’s Education division. For 2007, Mr. Sidel received cash compensation of approximately $864,000 (which includes base salary, incentive compensation under the ICP and payments under the DAP). On vesting of his DAP units in 2007, Mr. Sidel received 25,000 additional DAP units. Mr. Sidel participates in Discovery’s employee benefit programs on the same basis as other employees at his level in the company.